Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
PREMIER BIOMEDICAL, INC.

The undersigned, William A. Hartman, does hereby certify that:

A.
He is the President of Premier Biomedical, Inc., a Nevada corporation (the “Corporation”).

B.
The Articles of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising ten million (10,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

C.
The Board of Directors has previously created one (1) series of preferred stock, consisting of two million (2,000,000) shares and known as Series A Convertible Preferred Stock;

D.
The Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of one million (1,000,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock; and

E.
None of the Series B Convertible Preferred Stock is issued or outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock as follows:

1.
Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Available Funds and Assets” shall mean the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders.

1.2 “Beneficial Ownership Limitation” shall have the meaning set forth in Section 4.1.

1.3 “Board” shall mean the Board of Directors of the Corporation.

1.4 “Buy-In” shall have the meaning set forth in Section 4.4.

1.5  "Common Stock” shall mean the common stock, $0.00001 par value per share, of the Corporation.

1.6     "Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.7 “Conversion Date” shall have the meaning set forth in Section 4.2 below.

1.8 “Conversion Principal Amount” shall have the meaning set forth in Section 4.1.

1.9 “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock.

1.10 “Corporation” shall mean Premier Biomedical, Inc., a Nevada corporation.

1.11 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.12 “Exchange Act” shall have the meaning set forth in Section 4.1.

1.13 “Fair Market Value” shall have the meaning set forth in Section 4.1.

1.14 “Fixed Conversion Price” shall mean the price at which each share of Series B Convertible Preferred Stock may be converted into Common Stock pursuant to Section 4 hereof. The Fixed Conversion Price shall be set by the Board upon the issuance of any shares of Series B Convertible Preferred Stock, but in no event shall be less than the last Traded Price of the Corporation’s common stock on the date of issuance.

1.15 “Holder” shall mean a holder of the Series B Convertible Preferred Stock.

1.16 “Notice of Converstion” shall have the meaning set forth in Section 4.2.

1.17 “Original Issue Price” shall mean $1.00 per share for the Series B Convertible Preferred Stock.

1.18  “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.19 “Preferred Class” shall have the meaning set forth in Recital B.

1.20 “Redemption Date” shall have the meaning set forth in Section 5.1.

1.21 “Redemption Notice” shall have the meaning set forth in Section 5.1.

1.22 “Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.23 “Series B Redemption Price” shall have the meaning set forth in Section 5.1.

1.24 “Share Delivery Date” shall have the meaning set forth in Section 4.2.

1.25 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

1.26 “Traded Price” shall have the meaning set forth in Section 4.1.

2.           Dividend Rights.

2.1            Dividends. In each calendar year, the holders of the then outstanding shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year on an as-converted-to-Common-Stock basis. No dividends shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2            Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3            Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Available Funds and Assets shall be distributed to shareholders in the following manner:

3.1            Series B Convertible Preferred Stock. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock (but not prior to any previous series of preferred stock), an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.

3.2            Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Series B Convertible Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Series B Convertible Preferred Stock (as converted to Common Stock) held by such holders.

3.3            Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series B Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in other Sections hereof.

3.4            Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.           Conversion Rights.

4.1           Conversion of Preferred Stock. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such shares, into that number of fully paid and nonassessable shares of Common Stock of the Corporation as follows:

A.            The Original Issue Price shall be divided by nine-tenths (.9), resulting in the Conversion Principal Amount (the “Conversion Principal Amount”).

B.           The Conversion Principal Amount shall be divided by the lesser of (a) the Fixed Conversion Price established by the Board on the date of issuance of the shares being converted, and (b) the Fair Market Value. For the purposes of the above calculation, the “Fair Market Value” of one share of the Company’s Common Stock as of a particular date shall mean:

(a)           If traded on a securities exchange or the NASDAQ National Market, the Fair Market Value shall be deemed to be sixty percent (60%) of the lowest Traded Price for the Common Stock for the previous fifteen (15) trading days prior to the Conversion Date on such exchange or market on the date in question;

(b)           If actively traded over-the-counter or on the trading platform maintained by OTC Markets Group, Inc., the Fair Market Value shall be deemed to be sixty percent (60%) of the lowest Traded Price for the Common Stock for the previous fifteen (15) trading days prior to the Conversion Date on such exchange or market on the date in question;

(c)           If the Company’s Common Stock is traded on multiple platforms, the Board of Directors of the Company shall determine the primary market for such Common Stock; and

(d)           If there is no active public market, the Fair Market Value shall be the value thereof, as determined in good faith by the Company’s Board of Directors after taking into account such factors as the Board of Directors of the Company shall deem appropriate.

For purposes hereof, the “Traded Price” shall mean the price at which the Common Stock changes hands on the designated exchange or market. Notwithstanding the foregoing, in no event shall any holder of shares of Series B Convertible Preferred Stock be entitled to convert any shares of Series B Convertible Preferred Stock, and the Corporation shall not effect any conversion of the Series B Convertible Preferred Stock, to the extent that the number of shares of Common Stock issuable upon the conversion would result in beneficial ownership by the holder, its affiliates and any persons acting as a group together with such holder or its affiliates of more than 4.99% (the “Beneficial Ownership Limitation”) of the outstanding shares of Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock held by the applicable holder. For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such the holder, its affiliates and any persons acting as a group together with such holder or its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series B Convertible Preferred Stock beneficially owned by such holder, its affiliates and any persons acting as a group together with such holder or its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, this Series B Convertible Preferred Stock) beneficially owned by such holder, its affiliates and any persons acting as a group together with such holder or its affiliates.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its Series B Convertible Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series B Convertible Preferred Stock held by the Holder and the provisions of this paragraph shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Series B Convertible Preferred Stock.

4.2            Procedures for Exercise of Conversion Rights. The holders of shares of Series B Convertible Preferred Stock may exercise their conversion rights as to such shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series B Convertible Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, by email attachment or facsimile, a written notice stating that the holder elects to convert such shares of Series B Convertible Preferred Stock (“Notice of Conversion”), followed by, if required hereunder, the certificate or certificates for the shares to be converted hereunder within five (5) business days thereafter. Conversion shall be deemed to have been effected on the date when such delivery of the Notice of Conversion is made, and such date is referred to herein as the “Conversion Date.” No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. As promptly as practicable after the Conversion Date, but not later than two (2) business days after the Conversion Date (“Share Delivery Date”), the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 4.3 below, which, on or after the earlier of (i) the six month anniversary of the original issue date, assuming compliance with Rule 144 of the Securities Act of 1933, or (ii) the date on which an effective registration statement registers the resale of the Conversion Shares, shall be free of restrictive legends and trading restrictions and the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions. The holder shall be deemed to have become a shareholder of record on the Conversion Date. To effect conversions of shares of Series B Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series B Convertible Preferred Stock to the Corporation unless all of the shares of Series B Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series B Convertible Preferred Stock promptly following the Conversion Date at issue.

4.3            If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series B Convertible Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

4.4            In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4.2. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

4.5           No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Convertible Preferred Stock. If more than one share of Series B Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation’s Board of Directors.

4.6            Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.7            Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.8            Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.9            Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series B Convertible Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.10            Status of Converted Preferred Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and the number of shares of Series B Convertible Stock so canceled will again be issuable by the Corporation.

5.            Redemption.

5.1            Redemption by the Corporation.

(a)            At any time, the Corporation may, upon thirty (30) days’ notice, redeem all or any portion of the then outstanding shares of Series B Convertible Preferred Stock for immediately available funds at a redemption price per share equal to the sum of (i) one hundred thirty three percent (133%) of the Original Issue Price plus (ii) the amount of any accrued but unpaid dividends on such Shares being redeemed, if any, whether or not declared, to and including the date immediately prior to such date of redemption (such sum, the “Series B Redemption Price”).

(b)            In order to exercise its right of redemption, the Corporation shall, not less than thirty (30) days prior to the redemption date give to each Holder of record of shares of Series B Convertible Preferred Stock, at each Holder’s address as it shall appear upon the stock register of the Corporation on such date, notice in the manner set forth in Section 9 (the “Redemption Notice”). Each Redemption Notice shall be irrevocable and shall specify (i) the date of redemption that is no earlier than thirty (30) and no later than sixty (60) days after the date of the Redemption Notice (the “Redemption Date”); (ii) the Series B Redemption Price; and (iii) the shares of Series B Convertible Preferred Stock to be redeemed. To the extent that such shares are certificated, the Holder whose shares are being redeemed will surrender to the Corporation the certificate(s) evidencing the shares (properly endorsed or assigned for transfer and including a stock power, duly executed, if the Corporation shall so require).

(c)            From and after the Redemption Date, (i) the shares of Series B Convertible Preferred Stock identified in the Redemption Notice shall be cancelled on the books and records of the Corporation, (ii) the right to receive dividends on the shares shall cease to accrue, and (iii) all rights of Holders with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares of Series B Convertible Preferred Stock (which right shall be contingent upon the Holder delivering the certificate required under paragraph (b) above); provided, however, that if as of the close of business on the Redemption Date the Corporation has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the certificate required under paragraph (b) above), then the shares of Series B Convertible Preferred Stock to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such shares shall continue until the Redemption Price is paid to such Holder.

5.2            Redemption by the Holders. The Holders have no right to require the Corporation to redeem the shares of Series B Convertible Preferred Stock.

6.            Reorganization.

6.1            General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series B Convertible Preferred Stock into Common Stock. The provisions of this Section 6.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

6.2            No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Nevada and the terms hereof.

7.           Voting Provisions. The Series B Convertible Preferred Stock shall not have any voting rights.

8.            Protective Provisions. The Corporation may not take any of the following actions without the approval of 75% of the holders of the outstanding Series B Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series B Convertible Preferred Stock, (ii) increase or decrease the number of authorized shares of Series B Convertible Preferred Stock, (iii) authorize the issuance of securities having a preference over or on par with the Series B Convertible Preferred Stock.

9.            Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, email or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a business day or later than 5:30 p.m. (New York City time) on any trading day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

10.            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

[remainder of page intentionally left blank; signature page to follow]

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge. The Corporation has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Chief Executive Officer on November 21, 2018.

/s/ William A. Hartman
By: William A. Hartman
Its: President

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of Premier Biomedical, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Number of shares of Common Stock to be Issued: ___________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title: